UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 1, 2023

CARA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36279	75-3175693
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Stamford Plaza 107 Elm Street, 9th Floor Stamford, Connecticut		06902
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code (203) 406-3700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	CARA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 1, 2023 (the “Closing Date”), Cara Therapeutics, Inc. (the “Company”), through its wholly-owned subsidiary Cara Royalty Sub, LLC, a Delaware limited liability company (“Royalty Sub”), entered into a Purchase and Sale Agreement (the “Purchase and Sale Agreement”) with HCRX Investments Holdco, L.P., a Delaware limited partnership (“HCRx”), and Healthcare Royalty Partners IV, L.P., a Delaware limited partnership (collectively with HCRx, “HCR”). Pursuant to the Purchase and Sale Agreement, Royalty Sub sold, or agreed to sell, as applicable, to HCR certain of its rights to receive royalty payments (the “Royalties”) due and payable to Royalty Sub, on or after October 1, 2023, until such time certain return thresholds are met as described below, under (a) that certain License Agreement, effective as of April 4, 2013, by and between the Company and Maruishi Pharmaceutical Co., Ltd., as amended from time to time and as assigned by the Company to Royalty Sub on the Closing Date (the “Maruishi Agreement”) and (b) that certain License Agreement, dated May 17, 2018, by and between the Company and Vifor Fresenius Medical Care Renal Pharma Ltd., as amended from time to time and as assigned by the Company to Royalty Sub on the Closing Date (the “Vifor Agreement” and, collectively with the Maruishi Agreement, the “Covered License Agreements”) in exchange for up to $40 million in cash. The Vifor Agreement and the Royalties thereunder shall be retained by the Company until the Company has received the First Milestone Payment (as defined below). Further, the Company has retained all of its right, title and interest in, to and under the Covered License Agreements that relate to any non-intravenous formulation of difelikefalin.

Under the terms of the Purchase and Sale Agreement, Royalty Sub will receive an upfront payment of $17.5 million, less certain expenses. The terms of the Purchase and Sale Agreement provide for an additional (a) $20 million milestone payment (the “First Milestone Payment”) to Royalty Sub if, prior to December 31, 2023, pricing for Kapruvia® (difelikefalin) in Germany is approved above a certain threshold amount per dose and (b) $2.5 million milestone payment to Royalty Sub upon achievement of a 2024 sales milestone of KORSUVA in Japan.

The Purchase and Sale Agreement will automatically expire, and the payment of Royalties to HCR will cease, when HCR has received payments of Royalties equal to two times the aggregate amount of payments made by HCR under the agreement (the “2029 Threshold”), if the 2029 Threshold is achieved on or prior to December 31, 2029, or 2.8 times the aggregate amount of payments made by HCR under the agreement, if the 2029 Threshold is not achieved on or prior to December 31, 2029. After the Purchase and Sale Agreement expires, all rights to receive the Royalties return to Royalty Sub. The Purchase and Sale Agreement grants HCR the right to receive certain reports and other information relating to the Royalties and contains various representations and warranties, covenants, indemnification obligations and other provisions that are customary for a transaction of this nature.

On the Closing Date, the Company entered into (i) a Contribution and Servicing Agreement and (ii) a Pledge and Security Agreement. The Contribution and Servicing Agreement contains various representations and warranties, covenants, indemnification obligations and other provisions related to the contribution of the Covered License Agreement to Royalty Sub and the Company’s maintenance and servicing obligations with respect to the Royalties and the Covered License Agreements. The Pledge and Security Agreement contains various representations, warranties and covenants, and includes a limited recourse guaranty of Royalty Sub’s obligations under the Purchase and Sale Agreement which is secured by the pledge in favor of HCR all of the capital stock of Royalty Sub. HCR is entitled to foreclose on the capital stock of Royalty Sub following the occurrence of certain remedies events, including, without limitation, a bankruptcy of the Company or the failure of the Company to perform its obligations under the Contribution and Servicing Agreement.

The Company intends to use the proceeds from the Purchase and Sale Agreement to support the ongoing clinical development of its oral difelikefalin pipeline, including late-stage programs for pruritus associated with atopic dermatitis, advanced chronic kidney disease, and notalgia paresthetica.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Purchase and Sale Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2023.

Item 7.01	Regulation FD Disclosure.

On November 2, 2023, the Company issued a press release announcing the transaction with HCR. A copy of the press release is being furnished to the SEC as Exhibit 99.1 to this Form 8-K and is incorporated by reference to this Item 7.01.

The information furnished pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference into any of the Company’s filings with the SEC under the Exchange Act or the Securities Act of 1933, as amended, whether made before or after the date hereof, regardless of any general incorporation language in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release, dated November 2, 2023
104	Cover page interactive data file (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARA THERAPEUTICS, INC.

By:	/s/ Christopher Posner
Christopher Posner
Chief Executive Officer

Date: November 2, 2023